EXHIBIT77D

Columbia Funds Series Trust I - Annual N-SAR report for the fiscal-year ending 03/31/13

Columbia Active Portfolios - Select Large Cap Growth Fund
Columbia Pacific/Asia Fund
Columbia Select Large Cap Growth Fund
(each a "Fund", collectively the "Funds")
-------------------------------------------------------------------------------

Item 77D/77Q1(b) - Policies with Respect to Securities Investments:


         Changes to the description of derivative investments of the Columbia Pacific/Asia Fund, as described in the supplement to the prospectuses, dated and filed January 30, 2013 pursuant to Rule 497(e) of the Securities Act of 1933, Accession No. 0001193125-13-029210, are incorporated by reference.

                          COLUMBIA FUNDS SERIES TRUST I

                           Columbia Pacific/Asia Fund
                                  (the "Fund")

                     Supplement dated January 30, 2013 to the
             Fund's prospectuses dated August 1, 2012, as supplemented


      Effective immediately, the second paragraph of the section of the prospectuses for the Fund entitled "Principal Investment Strategies" is deleted in its entirety and replaced with the following disclosure:

The Fund may invest in currency forwards and futures for both hedging and non-hedging purposes, including, for example, to seek to enhance returns or, in certain unusual circumstances, when holding a derivative is deemed preferable to holding the underlying asset.

        Shareholders should retain this Supplement for future reference.

C-1156-2 A (1/13)